Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	April 30, 2018
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
SECOND QUARTER EARNINGS

ROANOKE, Va. (April 30, 2018)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $3,465,929 or $0.47 per share for the quarter ended March 31, 2018. This includes a $358,901 refund reserve for excess revenues billed to Roanoke Gas customers attributable to the reduction in the federal income tax rate. This compares to consolidated earnings of $3,225,199 or $0.45 per share for the quarter ended March 31, 2017.

Earnings for the twelve months ending March 31, 2018 were $6,300,839 or $0.87 per share compared to $6,230,046 or $0.87 per share for the twelve months ended March 31, 2017. CEO John D’Orazio attributed the increase in to improved utility margins associated with infrastructure replacement programs, increased gas volumes attributed to customer growth and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended March 31, 2018 is not indicative of the results to be expected for the fiscal year ending September 30, 2018 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Revenues	$24,917,973	$21,900,013	$65,282,296	$61,964,060
Cost of sales	13,911,264	11,070,283	32,613,630	29,565,896
Gross margin	11,006,709	10,829,730	32,668,666	32,398,164
Equity in earnings of MVP	191,513	93,625	583,805	275,646
Other operating expenses, net	5,688,676	5,251,093	21,714,978	20,794,514
Interest expense	633,186	469,480	2,235,084	1,740,026
Income before income taxes	4,876,360	5,202,782	9,302,409	10,139,270
Income tax expense	1,410,431	1,977,583	3,001,570	3,909,224
Net income	$3,465,929	$3,225,199	$6,300,839	$6,230,046
Net earnings per share of common stock:
Basic	$0.47	$0.45	$0.87	$0.87
Diluted	$0.47	$0.45	$0.86	$0.86
Cash dividends per common share	$0.1550	$0.1450	$0.6000	$0.5600
Weighted average number of common shares outstanding:
Basic	7,371,694	7,215,329	7,270,727	7,186,730
Diluted	7,413,351	7,244,845	7,317,112	7,204,684

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2018	2017
Current assets	$18,532,600	$15,621,491
Total property, plant and equipment, net	155,594,897	141,531,553
Other assets	24,401,409	19,912,761
Total Assets	$198,528,906	$177,065,805
Liabilities and Stockholders’ Equity
Current liabilities	$16,089,641	$18,551,673
Long-term debt	55,490,316	50,096,333
Deferred credits and other liabilities	47,649,723	48,463,998
Total Liabilities	119,229,680	117,112,004
Stockholders’ Equity	79,299,226	59,953,801
Total Liabilities and Stockholders’ Equity	$198,528,906	$177,065,805